Exhibit 5.1

55 Hudson Yards | New York, NY 10001-2163

T: 212.530.5000

milbank.com

November 22, 2019

MGM Growth Properties LLC

1980 Festival Plaza Drive, Suite #750

Las Vegas, NV 89135

Ladies and Gentlemen:

We have acted as special counsel to MGM Growth Properties LLC, a Delaware limited liability company (the “Company”), in connection with the registration of (i) (a) up to 22,500,000 of the Company’s Class A common shares (the “Underwritten Primary Shares”) representing limited liability company interests (the “Class A Shares”), including up to 4,500,000 Class A shares (the “Option Shares”) which the Underwriters (as defined below) have the option to purchase, to be issued by the Company and (b) the sale by J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and BofA Securities, Inc. in their capacities as sellers of the Borrowed Underwritten Shares (as defined below) (collectively, the “Forward Sellers”) to the Underwriters of 12,000,000 Class A common shares (the “Borrowed Underwritten Shares”), in each case pursuant to the terms of the Underwriting Agreement dated November 19, 2019 (the “Underwriting Agreement”) by and among the Company, MGM Growth Properties Operating Partnership LP, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, BofA Securities, Inc. and Evercore Group L.L.C., as representatives of the several underwriters named therein (collectively, the “Underwriters”), the Forward Sellers and each of JPMorgan Chase Bank, National Association, Morgan Stanley & Co. LLC and Bank of America, N.A. (collectively, the “Forward Purchasers”) and (ii) the 12,000,000 Class A common shares (the “Confirmation Shares”) that may be issued and delivered by the Company upon settlement pursuant to the terms of the Confirmations for Registered Share Forward Transactions dated November 19, 2019 (the “Forward Sale Agreements”) between the Company and each of the Forward Purchasers, in each case, under the Registration Statement on Form S-3 of the Company (File No. 333-218090), as amended (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”). If the Forward Sellers do not sell to the Underwriters the total number of Class A common shares required to be borrowed and sold by them pursuant to the Underwriting Agreement, the Company will issue and sell to the Underwriters an aggregate number of Class A common shares equal to the number of the Borrowed Underwritten Shares that the Forward Sellers do not so borrow and sell to the Underwriters pursuant to the Underwriting Agreement (the “Top-Up Underwritten Primary Shares” and, together with the Underwritten Primary Shares and the Borrowed Underwritten Shares, the “Underwritten Shares”). The Underwritten Shares and the Confirmation Shares are collectively referred to herein as the “Shares.”

In rendering the opinions expressed below, we have examined the Limited Liability Company Act of Delaware (the “Delaware LLC Act”), limited liability company records, certificates, agreements and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion, including (i) the Registration Statement; (ii) the prospectus dated May 18, 2017 relating to the Class A Shares that was included in the Registration Statement (the “Base Prospectus”); (iii) the preliminary prospectus supplement dated November 19, 2019 relating to the Class A Shares; (iv) the prospectus supplement dated November 19, 2019 (the “Prospectus Supplement”); (v) the Underwriting Agreement; and (vi) each of the Forward Sale Agreements.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that:

1.

Upon issuance by the Company against payment as contemplated by the Prospectus Supplement and the accompanying Base Prospectus, the Underwritten Primary Shares will be validly issued, and holders of Underwritten Primary Shares will have no obligation to make any further payments for the purchase of the Underwritten Primary Shares or contributions to the Company solely by reason of their ownership of Underwritten Primary Shares.

2.

When and to the extent issued by the Company against payment as contemplated by the Prospectus Supplement and the accompanying Base Prospectus and the Underwriting Agreement, the Top-Up Underwritten Primary Shares will be validly issued, and holders of Top-Up Underwritten Primary Shares will have no obligation to make any further payments for the purchase of the Top-Up Underwritten Primary Shares or contributions to the Company solely by reason of their ownership of Top-Up Underwritten Primary Shares.

3.

When and to the extent issued by the Company against payment as contemplated by the Prospectus Supplement and the accompanying Base Prospectus and the Forward Sale Agreements, the Confirmation Shares will be validly issued, and holders of Confirmation Shares will have no obligation to make any further payments for the purchase of the Confirmation Shares or contributions to the Company solely by reason of their ownership of Confirmation Shares.

The foregoing opinions are limited to matters involving the federal laws of the United States of America and the Delaware LLC Act, and we do not express any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K relating to the offering described in the Prospectus Supplement, which is incorporated by reference in the Registration Statement, and to the reference to us under the heading “Legal Matters” in the Base Prospectus contained in such Registration Statement and in any related prospectus supplement thereunder, including the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Milbank LLP
Milbank LLP